EXHIBIT 99.1

Earnings Release

Contact:	Raymond J. Pacini
	Chief Executive Officer	November 7, 2008
949-250-7781

California Coastal Communities, Inc. Reports Third Quarter Results

•                  Third quarter revenues of $13.9 million, up $8.7 million year-over-year, reflects delivery of 17 homes, including seven Brightwater coastal homes, compared with 12 homes at our inland projects in third quarter 2007.

•                  Net new orders decreased to 14 in the third quarter, down nine year-over-year, and standing inventory reduced from 46 homes at December 31, 2007 to 12 homes at September 30, 2008.

•                  Gross operating profit of $3.2 million generated from seven Brightwater homes, along with $100,000 from 10 inland project deliveries, offset by $29.1 million of impairment charges on three inland projects.

•                  Net loss of $21.1 million, or $1.94 per diluted share, primarily reflects after-tax impairment charges of approximately $21.7 million, partially offset by Brightwater gross operating profits.

IRVINE, California — California Coastal Communities, Inc. (NASDAQ: CALC) reported $3.3 million of gross operating profit before impairment charges for the quarter ended September 30, 2008 compared with $200,000 of gross operating profit before impairment charges for the comparable period of 2007. The net loss for the quarter was $21.1 million, or $1.94 per diluted share compared with a net loss of $17.5 million or $1.61 per diluted share for the third quarter of 2007.  Results for the third quarter of 2008 reflect the delivery of 17 homes at the Company’s homebuilding projects in Southern California (including seven homes at its Brightwater coastal development project) compared to delivery of only 12 homes at our inland projects in the third quarter of 2007.

Homebuilding gross operating profit was offset by impairment charges of $29.1 million in the third quarter of 2008 and net operating expenses of $2.3 million, compared with $1.7 million of net operating expenses and $28.0 million of impairment charges in the third quarter of 2007. The increase in net operating expenses primarily reflects interest and property taxes charged to operations for inland projects no longer under construction. The Company reported a pretax loss of $28.1 million and $29.5 million for the quarters ended September 30, 2008 and 2007, respectively.

Impairment charges of $29.1 million recorded during the third quarter of 2008 primarily reflect fair value write-downs for the Hearthside Lane project in Corona and Las Colinas project in Lancaster of $24.1 million and $1.5 million, respectively, and a $3.4 million charge related to our Woodhaven project in Beaumont. Subsidiaries of Hearthside Homes, Inc. are currently in default on the loans secured by the Hearthside Lane and Las Colinas projects and they are attempting to negotiate a consensual resolution of the loans which is likely to involve turnover of the properties securing these loans to the lender. Therefore, under GAAP the Company was required to reduce the carrying value of the Hearthside Lane and Las Colinas projects to their estimated fair values during the quarter ended September 30, 2008. After these impairment charges, the related debt exceeds the carrying value of these assets by approximately $18.5 million.  If the Hearthside Lane property is transferred to the lender in full settlement of that loan, the Company will recognize a substantial gain as a result of debt cancellation.  If the gain is equal to the amount that the recorded debt exceeds the carrying value of the assets, the $18.5 million pretax gain would result in a gain of $10.9 million after tax, or $1.00 per share. Both of these loans are guaranteed by Hearthside Homes, Inc.; however, they are not guaranteed by and do not otherwise constitute obligations of California Coastal Communities, Inc. There can be no assurance that the lender will agree to a consensual resolution of these loans.

The Company completed amendments to its $210.0 million aggregate principal amount revolving and term loans during the quarter, which will preserve an additional $100.0 million of borrowing capacity until September 2009. The amendments enable the Company to finance construction at Brightwater and repay the loans on a schedule that better reflects the Company’s current expectations about home sales at Brightwater given the continuing downturn in the housing market.

Raymond J. Pacini, CEO of the Company commented: “While conditions in the housing and credit markets have continued to deteriorate during the quarter, we are pleased to have successfully negotiated amendments to our revolving credit line and term loan, and we appreciate the continued support and cooperation of our lenders. We continue to experience reluctance among prospective home buyers due, in large part, to the significant economic uncertainty that exists today. Despite the challenges of the current national homebuilding market, the national credit market crisis and the continued erosion of our inland markets, we believe the potential for our Brightwater project remains strong.”

The Company’s 105-acre Brightwater project is located in Huntington Beach, California near the corner of Pacific Coast Highway and Warner Avenue, and overlooks the Pacific Ocean and the 1,300-acre Bolsa Chica Wetlands.  It is the largest asset in the Company’s portfolio, representing approximately 90% of real estate inventories as of September 30, 2008.  Due to the Company’s low carrying value in Brightwater, the project is currently expected to generate gross margins of approximately 25%-38%, depending on the size of the homes sold and other factors; however, there can be no assurance that such margins will be realized.

Third quarter homebuilding revenues of $13.9 million reflect an $8.7 million increase compared with the third quarter of 2007.  This increase is primarily due to seven deliveries at Brightwater compared with no Brightwater deliveries in the comparable period of 2007. The average sales price of homes delivered in the third quarter of 2008 increased to $817,600 from $433,300 in 2007, primarily reflecting the first five deliveries of the larger homes (The Cliffs and The Breakers) at Brightwater, in addition to two deliveries of the smaller homes (The Trails and The Sands), compared with deliveries only at inland communities in 2007.

Homebuilding gross margin before impairment charges for the third quarter of 2008 was 23.7%, compared with 3.8% in the third quarter of 2007. The Company generated $3.1 million more in homebuilding gross operating profit before impairment charges during the third quarter of 2008 compared with the comparable period in 2007, primarily as a result of seven deliveries at Brightwater which generated a 32.8% gross margin and gross operating  profit of $3.2 million. This was partially offset by reduced margins for 10 deliveries at our inland projects due to the prolonged real estate downturn which has resulted in lower selling prices and greater incentives at the Inland Empire and Lancaster projects.

During the third quarter of 2008, net new orders decreased 39% to 14 homes (including six sales orders generated at Brightwater) compared with 23 homes during the comparable period of 2007, primarily due to reduced sales activity at the Company’s inland communities.  Net new orders for the first nine months of 2008 were 55 homes (including 28 net orders at Brightwater) compared with 47 homes during the comparable period of 2007.  The 17% increase in year-to-date orders reflects increased activity at Brightwater, partially offset by reduced activity at the Company’s inland communities.  Cancellations as a percentage of new orders were 25% (20% at Brightwater and 30% at our inland projects) during the nine months ended September 30, 2008, compared with the 30% cancellation rate during the comparable period of 2007.

Backlog as of September 30, 2008 decreased to 20 homes compared with 28 homes as of September 30, 2007.  The total value of our backlog increased 45% from $21.4 million a year ago to $31.0 million as of September 30, 2008 due to 12 Brightwater homes in backlog, including 10 of the larger homes (The Cliffs and The Breakers). The average sales price of homes in backlog increased from $765,000 to $1.5 million, primarily reflecting the Brightwater homes in escrow as of September 30, 2008 at an average sales price of $2.4 million.  The Company’s standing inventory at its inland projects was reduced from 33 homes as of December 31, 2007 to seven homes as of

September 30, 2008.  Total standing inventory as of September 30, 2008 was 12 homes, including five completed and unsold homes at Brightwater.

The Company also reported a net loss of $24.9 million or $2.28 per diluted share for the first nine months of 2008. Results for the first nine months of 2008 reflect $6.6 million of homebuilding gross operating profit before impairment charges from the delivery of 40 homes (including 16 at Brightwater), reduced by impairment charges of $34.1 million and net operating expenses of $6.9 million, which were partially offset by an income tax benefit of $9.5 million.

The results for the third quarter of 2008 continue to reflect the downturn in the homebuilding industry and the national economy.  The weakness in the housing market reflects a supply-demand imbalance and the national credit market crisis which substantially worsened this quarter. Further, potential homebuyers remain reluctant to purchase homes due to significant deterioration in consumer confidence and concerns about the effects of a global recession, ongoing turmoil in consumer mortgage lending and other credit markets resulting in limited availability of mortgage financing, expectations that home prices will continue to fall, their inability to sell existing homes at a perceived fair price, and increased foreclosures. In view of present circumstances, the Company expects the real estate market downturn to continue throughout the remainder of 2008 and into 2009.

The Company currently has active homebuilding projects in Huntington Beach in Orange County, Corona and Beaumont in Riverside County, and Lancaster in northern Los Angeles County.  As of September 30, 2008, the Company has an inventory of 680 owned lots, reduced by 11% compared with the 761 lots owned and controlled a year ago. This decrease reflects deliveries and the absence of acquisitions since 2005.

The nature of the Company’s business is such that the number, location and specific market conditions of active selling communities over any given time period may cause significant fluctuations in operating results from quarter-to-quarter and from year-to-year.

On November 4, 2008, in response to the Company’s October 17, 2008 notice to Nasdaq and Form 8-K filed with the SEC on October 20, 2008 disclosing that the departure of one of its directors, who was also a member of its audit committee, had reduced that committee to only two independent directors as opposed to the minimum three independent directors required for continued listing by Nasdaq Stock Market Rule 4350(d)(2)(A); Nasdaq sent the Company a written notice of its audit committee deficiency and that the deficiency must be cured by the earlier of October 16, 2009 or the date of the Company’s next annual meeting of stockholders. The Company intends to appoint a third independent director to its audit committee prior to the date of its next annual meeting.

The Company is a residential land development and homebuilding company operating in Southern California.  The Company’s principal subsidiaries are Hearthside Homes which is a homebuilding company, and Signal Landmark which owns 110 acres on the Bolsa Chica mesa where sales commenced in August 2007 at the 356-home Brightwater community. Hearthside Homes has delivered over 2,100 homes to families throughout Southern California since its formation in 1994.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance.  These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of such terms or other comparable terminology.  These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, goals, expectations and intentions, the number and types of homes and number of acres of land that the Company may develop and sell, the timing and outcomes of any such development, the timing and outcomes of regulatory approval processes or administrative proceedings, cash flows or sales, and other statements contained herein that are not historical facts.

These statements also include but are not limited to statements regarding: the Company’s platform for continued growth; demographic trends driving long-term demand; the outlook for the housing sector, including the relative impact of interest rates, jobs, land constraints, demographic trends, and the availability of mortgage financing; the employment outlook; housing market conditions in the markets in which the Company operates; orders and backlog; the Company’s lot supply; the Company’s expected earnings, home deliveries and revenues; expected average home prices; the Company’s expected homebuilding gross margin percentage; anticipated buyer demand; and expected home deliveries.

Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements.  Such statements involve known and unknown risks, uncertainties, assumptions and other factors – many of which are out of the Company’s control and difficult to forecast – that may cause actual results to differ materially from those that may be described or implied.  Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of the national credit market crisis, oil prices, recession and inflation, terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for residential real estate; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of the Company’s business; governmental regulation; including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; the significant amount of the Company’s debt and the impact of restrictive covenants in its loan agreements; adverse weather conditions and natural disasters such as earthquakes and wildfires; environmental matters; future business decisions and the Company’s ability to successfully implement its operational, growth and other strategies; litigation and warranty claims; and other risks. For a further discussion of these and other risks and uncertainties applicable to the Company’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its other future and past public filings with the Securities and Exchange Commission (“SEC”), all of which may be obtained free of charge through the website maintained by the SEC at http://www.sec.gov or at the Company’s website at http://www.californiacoastalcommunities.com.

The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements.  The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release.  No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

***TABLES FOLLOW***

CALIFORNIA COASTAL COMMUNITIES, INC.

SELECTED FINANCIAL AND OPERATING INFORMATION

($ in millions, except per home data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Homes delivered	17	12	40	36
Home sales revenue	$13.9	$5.2	$29.3	$21.6
Cost of sales	10.6	5.0	22.7	20.3
Loss on impairment of real estate inventories	29.1	28.0	34.1	32.0
	39.7	33.0	56.8	52.3
Gross operating (loss) profit	$(25.8)	$(27.8)	$(27.5)	$(30.7)
Gross margin percentage before loss on impairment	23.7%	3.8%	22.5%	6.0%

PER HOME DATA
Average sales price (a)	$817,600	$433,300	$732,500	$600,000
Average gross margin before loss on impairment (b)	$194,100	$16,700	$165,000	$36,100
NUMBER OF ACTIVE COMMUNITIES	4	7	4	7
NET NEW ORDERS	14	23	55	47

LOT INVENTORY AND BACKLOG
Backlog of homes sold, but not completed at end of period			11	23
Completed homes in inventory, and in escrow			9	5

Total backlog			20	28
Completed homes in inventory, unsold			12	21
Entitled lots owned at end of period (c)			648	712

Total homes and lots			680	761

ESTIMATED VALUE OF BACKLOG
Backlog of homes sold, but not completed at end of period			$26.6	$19.6

Completed homes in inventory, and in escrow			4.4	1.8

Total value of backlog			$31.0	$21.4

(a)           Changes are primarily due to changes in product mix and location, as well as inland home sales price reductions that were necessary to be competitive under current market conditions.

(b)          Changes are primarily due to higher margins at Brightwater in 2008, partially offset by the effects of the industry-wide slowdown in our inland markets.

(c)           Includes 331 and 356 homes and lots, respectively, at the Brightwater project in Huntington Beach.

CALIFORNIA COASTAL COMMUNITIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues
Homebuilding	$13.9	$5.2	$29.3	$21.6

Costs of sales
Homebuilding	10.6	5.0	22.7	20.3
Loss on impairment of real estate inventories	29.1	28.0	34.1	32.0
	39.7	33.0	56.8	52.3
Gross operating (loss) profit	(25.8)	(27.8)	(27.5)	(30.7)
Selling, general and administrative expenses	1.5	1.7	5.0	4.8
Interest expense	.6	.1	.6	.1
Income from unconsolidated joint ventures	(.1)	(.1)	(.2)	(.5)
Other expense, net	.3	—	1.5	.1

Loss before income taxes	(28.1)	(29.5)	(34.4)	(35.2)
Benefit from income taxes	(7.0)	(12.0)	(9.5)	(14.3)

Net loss	$(21.1)	$(17.5)	$(24.9)	$(20.9)

Net loss per common share:
Basic	$(1.94)	$(1.61)	$(2.28)	$(1.92)
Diluted	$(1.94)	$(1.61)	$(2.28)	$(1.92)
Common equivalent shares:
Basic	10.9	10.9	10.9	10.9
Diluted	10.9	10.9	10.9	10.9

CALIFORNIA COASTAL COMMUNITIES, INC.

BALANCE SHEETS

(in millions, except per share amounts)

(unaudited)

	September 30,	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$7.0	$24.3
Restricted cash	5.9	6.0
Real estate inventories	262.3	286.4
Deferred tax assets	53.8	44.4
Other assets, net	10.0	6.5

Total assets	$339.0	$367.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued liabilities	$5.3	$12.5
Senior secured project revolver	93.9	76.0
Senior secured term loan	116.0	121.8
Other project debt	40.9	48.8
Other liabilities	6.3	7.0

Total liabilities	262.4	266.1
Stockholders’ equity	76.6	101.5

	$339.0	$367.6

Shares outstanding (a)	10.9	10.9
Stockholders’ equity per common share (b)	$7.03	$9.31

(a)                                Includes outstanding options for 17,500 shares.

(b)                               The Company believes that stockholders’ equity per common share, which is computed by dividing stockholders’ equity by common shares outstanding at the end of each period, is a useful supplemental measure of the strength of the Company’s balance sheet and an indicator of the historical carrying value of the Company’s net assets.